AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of December 16, 2013 by and between Skyline Medical Inc. (f/k/a BioDrain Medical, Inc.), a Minnesota corporation (“Skyline MN”), and Skyline Medical Inc., a Delaware corporation (“Skyline DE”).

RECITALS

WHEREAS, Skyline MN is a corporation duly organized and existing under the laws of the State of Minnesota;

WHEREAS, Skyline DE is a wholly owned subsidiary of Skyline MN and is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, on the date of this Merger Agreement, Skyline MN has authority to issue 300,000,000 shares of Common Stock, par value $0.01 per share (the “Skyline MN Common Stock”), of which 221,085,939 shares are issued and outstanding;

WHEREAS, on the date of this Merger Agreement, Skyline DE has authority to issue 800,000,000 shares of Common Stock, par value $0.01 per share (the “Skyline DE Common Stock”), of which 1 share is issued and outstanding and is held by Skyline MN;

WHEREAS, the respective boards of directors for Skyline MN and Skyline DE have determined that, for the purpose of effecting the reincorporation of Skyline MN in the State of Delaware, it is advisable and to the advantage of said two corporations and their stockholders that Skyline MN merge with and into Skyline DE upon the terms and conditions herein provided; and

WHEREAS, the respective boards of directors of Skyline MN and Skyline DE have approved this Merger Agreement; and

WHEREAS, the respective stockholders of Skyline MN and Skyline DE have approved this Merger Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Skyline MN and Skyline DE hereby agree to merge as follows:

1.	Merger. Subject to the terms and conditions hereinafter set forth, Skyline MN shall be merged with and into Skyline DE, with Skyline DE to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Merger Agreement and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware and articles of merger are filed with the Secretary of the State of Minnesota as required by Section 302A.615 of the Minnesota Revised Statutes (the “MRS”).

2.	Governing Documents. The Certificate of Incorporation of Skyline DE, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation of Skyline DE as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of Skyline DE, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Skyline DE as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

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3.	Directors and Officers. The directors and officers of Skyline MN at the Effective Time shall be and become the directors and officers, holding the same titles and positions, of Skyline DE at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Skyline DE. Furthermore, any members of committees of the board of directors of Skyline MN at the Effective Time shall be and become the members of such committees for Skyline DE at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Skyline DE.

4.	Succession. At the Effective Time, Skyline DE shall succeed to Skyline MN in the manner of and as more fully set forth in Section 259 of the DGCL and Section 302A.641 of the MRS.

5.	Further Assurances. From time to time, as and when required by Skyline DE or by its successors and assigns, there shall be executed and delivered on behalf of Skyline MN such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Skyline DE the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Skyline MN, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Skyline DE are fully authorized in the name and on behalf of Skyline MN or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.	Skyline MN Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Skyline MN Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of Skyline DE Common Stock.

7.	Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Skyline MN Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Skyline DE Common Stock into which the shares of Skyline MN Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Skyline MN or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Skyline DE or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Skyline MN Common Stock evidenced by such outstanding certificate as above provided.

8.	Outstanding Warrants and All Other Rights to Purchase Stock and Convertible Securities. Each outstanding option, warrant or other right to purchase shares of Skyline MN Common Stock, including those options granted under the Skyline MN Amended and Restated 2012 Stock Incentive Plan, as amended (the “Plan”), which is outstanding at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant, or right to purchase the same number of shares of Skyline DE Common Stock, at a price per share equal to the exercise price of the option, warrant or right to purchase Skyline MN Common Stock and upon the same terms and subject to the same conditions as set forth in the Plan and other agreements entered into by Skyline MN pertaining to such options, warrants, or rights.

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In addition, each security convertible into shares of Skyline MN Common Stock, including convertible debt of Skyline MN, which is outstanding at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a security or debt convertible into the same number of shares of Skyline DE Common Stock upon the same terms and subject to the same conditions as set forth in agreements entered into by Skyline MN pertaining to such convertible security or debt. A number of shares of Skyline DE Common Stock shall be reserved for purposes of such options, warrants, rights and convertible securities equal to the number of shares of Skyline MN Common Stock so reserved at the Effective Time. At the Effective Time, Skyline DE shall assume all obligations of Skyline MN under agreements pertaining to such options, warrants, rights and convertible securities, including the Plan, and the outstanding options, warrants, other rights or convertible securities, or portions thereof, granted pursuant thereto.

9.	Other Employee Benefit Plans. At the Effective Time, Skyline DE shall assume all obligations of Skyline MN under any and all employee benefit plans in effect as of said date and time or with respect to which employee rights or accrued benefits are outstanding at the Effective Time.

10.	Outstanding Common Stock of Skyline DE. At the Effective Time, the one (1) share of Skyline DE Common Stock presently issued and outstanding in the name of Skyline MN shall, by reason of the Merger, be reacquired by Skyline DE, and shall be canceled and retired and resume the status of an authorized and unissued share of Skyline DE Common Stock, and no shares of Skyline DE Common Stock or other securities of Skyline DE shall be issued in respect thereof.

11.	Amendment. At any time before or after approval and adoption by the stockholders of Skyline MN, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective boards of directors of Skyline DE and Skyline MN, to the extent legally permitted, to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

12.	Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned by the board of directors of either Skyline MN or Skyline DE or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Skyline DE and the stockholders of Skyline MN.

13.	Rights and Duties of Skyline DE. At the Effective Time and for all purposes, the separate existence of Skyline MN shall cease and shall be merged with and into Skyline DE which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Skyline MN; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Skyline MN shall continue and be taken and deemed to be transferred to and vested in Skyline DE without further act or deed; and the title to any real estate, or any interest therein, vested in Skyline MN shall not revert or be in any way impaired by reason of such Merger; and Skyline DE shall thenceforth be responsible and liable for all the liabilities and obligations of Skyline MN; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Skyline MN may be prosecuted as if the Merger had not taken place, or Skyline DE may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Skyline MN shall be impaired by the Merger. If at any time Skyline DE shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Skyline MN in Skyline DE according to the terms hereof, the officers and directors of Skyline DE are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Skyline DE, and otherwise to carry out the purposes of this Merger Agreement.

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14.	Consent to Service of Process. Skyline DE hereby agrees that it may be served with process in the State of Minnesota in any proceeding for enforcement of any obligation of Skyline MN, as well as for enforcement of any obligation of Skyline DE arising from the Merger. Skyline DE hereby irrevocably appoints the Secretary of State of the State of Minnesota its agent for service of process in the State of Minnesota upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Skyline DE any obligation of Skyline MN. In the event of such service upon the Secretary of State of the State of Minnesota, such service shall be mailed to the principal office of Skyline DE at 2915 Commers Drive, Suite 900. Eagan, Minnesota 55121.

15.	Counterpart. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the board of directors of Skyline MN and Skyline DE, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

SKYLINE MEDICAL INC.,		SKYLINE MEDICAL INC.,
a Minnesota corporation		a Delaware corporation

By:	/s/ Bob Myers	By:	/s/ Bob Myers
	Bob Myers, Chief Financial Officer		Bob Myers, Chief Financial Officer

Signature Page to Agreement and Plan of Merger